Exhibit 99.1

Immunome Reports First Quarter 2025 Financial Results and Provides Business Update

5/12/2025

BOTHELL, Wash. – Immunome, Inc. (Nasdaq: IMNM), a biotechnology company focused on developing first-in-class and best-in-class targeted cancer therapies, today announced financial results for the quarter ended March 31, 2025 and provided a business update.

“Immunome continued to build momentum in the first quarter of 2025,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer. “We remain on track to share topline data for the RINGSIDE trial of varegacestat in the second half of 2025, and we are optimistic that varegacestat will demonstrate differentiated efficacy across multiple endpoints.”

“Varegacestat is complemented by a robust pipeline of differentiated programs with first-in-class or best-in-class potential. The dose escalation portion of the Phase 1 clinical trial of IM-1021, our ROR1 ADC, is ongoing in solid tumors and lymphoma. Following the recent clearance of the IND for IM-3050, our FAP radiotherapy, we expect to start a clinical trial for that program in the second half of this year. We are making progress on IND-enabling manufacturing for IM-1617, IM-1335 and IM-1340, each of which incorporate our differentiated TOP1 inhibitor, HC74.”

Pipeline Highlights

Varegacestat: Full enrollment for the Phase 3 RINGSIDE Part B study of varegacestat for the treatment of desmoid tumors was completed in February 2024, and Immunome expects to report topline data for RINGSIDE Part B in the second half of 2025. In parallel, Immunome is performing the manufacturing and pharmacology work required to support a new drug application filing for varegacestat.

IM-1021: The Phase 1 clinical trial of IM-1021 is ongoing, with the first patient dosed in February 2025. The trial is an open-label, multicenter dose-escalation and expansion study that is expected to include participants with advanced B-cell lymphomas and advanced solid tumors.

IM-3050: Immunome received IND clearance for IM-3050 in April 2025 and expects to initiate a Phase 1 clinical trial in the second half of 2025.

Preclinical Pipeline: Immunome’s three preclinical ADCs against solid tumor targets, IM-1617, IM-1340 and IM-1335, each of which incorporates HC74, are currently undergoing IND-enabling work. Additional undisclosed ADCs are in discovery and lead optimization.

First Quarter 2025 Financial Results

•	As of March 31, 2025, cash, cash equivalents and marketable securities totaled $317.3 million. This total includes net proceeds of $161.7 million from the January 2025 financing and reflects approximately $11 million in payments during the quarter related to non-recurring IM-1021 milestones and 2024 annual performance bonuses. Immunome expects its current cash position to fund operations into 2027.
•	Research and development expenses for the quarter ended March 31, 2025 were $36.9 million, including stock-based compensation costs of $2.4 million.
•	General and administrative expenses for the quarter ended March 31, 2025 were $10.7 million, including stock-based compensation expense of $3.3 million.
•	Immunome reported a net loss of $41.6 million for the quarter ended March 31, 2025.

About Immunome, Inc.

Immunome is a clinical-stage targeted oncology company committed to developing first-in-class and best-in-class targeted therapies designed to improve outcomes for cancer patients. We are advancing an innovative portfolio of therapeutics, drawing on leadership that previously played key roles in the design, development, and commercialization of cutting-edge targeted cancer therapies, including antibody-drug conjugate therapies (ADCs). Our most advanced pipeline programs are varegacestat (formerly AL102), a gamma secretase inhibitor which is currently in a Phase 3 trial for treatment of desmoid tumors; IM-1021, a ROR1-targeted ADC which is currently in a Phase 1 trial; and IM-3050, a FAP-targeted radioligand, which recently received IND clearance. Our pipeline also includes IM-1617, IM-1335, and IM-1340, all of which are preclinical ADCs pursuing undisclosed targets with expression in multiple solid tumors. For more information, visit www.immunome.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not purely historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “focused,” “on track,” “optimistic,” “will,” “potential,” “expect,” and similar expressions to identify these forward-looking statements. These forward-looking statements include Immunome’s expected timing for providing topline data for the Phase 3 RINGSIDE Part B trial; Immunome’s expected cash runway and ability to achieve clinical milestones; Immunome’s expectation that it will enroll patients in its Phase 1 clinical trial for IM-1021 and will report resulting clinical trial data, and that it will initiate a Phase 1 clinical trial for IM-3050; Immunome’s expectations regarding regulatory filings; the ability of Immunome to advance its pipeline; the potential of Immunome’s ADC programs to provide first-in-class or best-in-class status; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. These forward-looking statements are based on Immunome’s current expectations and involve assumptions that may never materialize or may prove to be incorrect; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including the risk that Immunome will not be able to realize the benefits of its strategic transactions; the risk that regulatory approvals for Immunome’s programs and product candidates are not obtained, are delayed or are subject to unanticipated conditions; the risk that pre-clinical data may not be predictive of clinical data; the risk that Immunome’s programs and product candidates fail to achieve their intended endpoints; uncertainties related to Immunome’s capital requirements and Immunome’s expected cash runway; Immunome’s ability to grow and advance its pipeline and successfully execute on its business plan; and other risks and uncertainties included under the caption “Risk Factors” in Immunome’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 19, 2025 and in Immunome’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, to be filed with the SEC later today. These documents can also be accessed on Immunome’s website at www.immunome.com by clicking on the link “Financials” under the “Investors” tab. The forward-looking statements included in this press release are made only as of the date hereof. Except as required by law, Immunome assumes no obligation and does not intend to update any forward-looking statements included in this press release.

Investor Contact:

Max Rosett

Chief Financial Officer

investors@immunome.com

IMMUNOME, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$257,613	$143,351
Marketable securities	59,710	73,952
Prepaid expenses and other current assets	5,807	4,036
Total current assets	323,130	221,339
Property and equipment, net	10,953	10,113
Operating right-of-use assets	4,163	4,278
Restricted cash	100	100
Other long-term assets	4,347	4,411
Total assets	$342,693	$240,241
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,126	$14,189
Accrued expenses and other current liabilities	17,656	33,177
Deferred revenue, current	4,015	6,941
Total current liabilities	30,797	54,307
Operating lease liabilities, net of current portion	4,770	4,769
Total liabilities	35,567	59,076
Stockholders’ equity:
Preferred stock	—	—
Common stock	9	6
Additional paid-in capital	864,530	696,872
Accumulated other comprehensive (loss) income	(3)	57
Accumulated deficit	(557,410)	(515,770)
Total stockholders’ equity	307,126	181,165
Total liabilities and stockholders’ equity	$342,693	$240,241

IMMUNOME, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Collaboration revenue	$2,926	$1,029
Operating expenses:
In-process research and development	—	111,954
Research and development(1)	36,872	15,369
General and administrative(1)	10,690	6,005
Total operating expenses	47,562	133,328
Loss from operations	(44,636)	(132,299)
Interest income	2,996	2,807
Net loss	$(41,640)	$(129,492)
Net loss per share, basic and diluted	$(0.52)	$(2.51)
Weighted-average shares outstanding, basic and diluted	79,410,354	51,544,383
Comprehensive loss
Net loss	$(41,640)	$(129,492)
Unrealized loss on marketable securities	(60)	(18)
Comprehensive loss	$(41,700)	$(129,510)

(1) Amounts include non-cash stock based compensation as follows (in thousands):

	Three Months Ended March 31,
	2025	2024
Research and development	$2,434	$383
General and administrative	3,269	1,776
Total share-based compensation expense	$5,703	$2,159